UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 21, 2007

O. I. CORPORATION

(Exact name of registrant as specified in its charter)

Oklahoma	0-6511	73-0728053
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

151 Graham Road, P.O. Box 9010, College Station, Texas	77842-9010
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (979) 690-1711

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01	Entry into a Material Definitive Agreement.

On March 21, 2007, in connection with the resignation of William W. Botts described in Item 5.02 below, O. I. Corporation (the “Company”) and Mr. Botts entered into a Separation Agreement and Release. Under the terms of this agreement, Mr. Botts agreed to resign his positions with the Company, terminate his employment agreement with the Company and release any claims he may have against the Company. As consideration for entering into this agreement, the Company agreed to pay Mr. Botts $10,000 per month for six months for an aggregate amount of $60,000, continue Mr. Botts’ health coverage through October 2007 at an aggregate expense to the Company of approximately $8,600, transfer to Mr. Botts the title of his company-issued car with an approximate book value of $13,000, and release any claims the Company may have against Mr. Botts, including any claims the Company may have relating to the results of the investigation of the Special Committee of the Board of Directors described in Item 8.01 below. A copy of the Separation Agreement and Release is attached as Exhibit 10.1 hereto and incorporated herein by reference.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 21, 2007, William W. Botts resigned his positions as President, Chief Executive Officer and a director of the Company. On March 21, 2007, in connection with his resignation, the Company and Mr. Botts entered into a Separation Agreement and Release, the terms of which are described in Item 1.01 above. A copy of the Separation Agreement and Release is attached as Exhibit 10.1 hereto and incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.

On March 23, 2007, O. I. Corporation issued a press release announcing the resignation of William W. Botts as President, Chief Executive Officer and as a director of the Company and the principal findings of the Special Committee of its Board of Directors relating to its investigation into the Company’s historical stock option grants, stock option exercises and related option and compensation procedures and certain accounting matters. A copy of the press release is attached as Exhibit 99.1 and incorporated herein by reference.

Please see the disclosure under Item 5.02(b) above for additional information regarding Mr. Botts’ resignation. The Company believes that the terms and conditions of the Separation Agreement and Release are fair and in the best interest of the Company and its shareholders and are more favorable to the Company than the required severance payments and other terms that would have applied had the Company terminated Mr. Botts’ employment without cause under his employment agreement and are more beneficial to the Company than had the Company pursued a termination for cause under the terms of his employment agreement due to the potential litigation expense and indemnification obligations of the Company had the Company pursued that course of action.

Item 8.01	Other Events.

On March 23, 2007, O. I. Corporation announced the principal findings of the Special Committee of its Board of Directors relating to its investigation into the Company’s historical stock option grants, stock option exercises and related option and compensation procedures and certain accounting matters. The Company further announced certain actions it is taking in response to the principal findings of the Special Committee, including changes to its executive management.

Background of the Review

On January 22, 2007, O. I. Corporation announced that, at the request of its Board of Directors and William W. Botts, its President and Chief Executive Officer, it was conducting a voluntary internal review of the Company’s historical stock option grants, stock option exercises and related option and compensation procedures and certain accounting matters. This review was performed at the direction of a Special Committee of the Company’s Board of Directors that was comprised of three independent directors, each of whom joined the Board in 2006. The Special Committee was given complete authority and all powers necessary to conduct this review. The Special Committee also engaged outside legal counsel and other outside consultants to assist it in performing its duties.

During the investigation, the Special Committee reviewed all stock option grants from 1985 through 2006, encompassing approximately 469 stock option grants granting 1,329,700 stock options to employees and non-employee directors on 48 different grant dates. The Special Committee also investigated all stock option exercises from 1997 to 2001 in which the exercise price was paid through the tender of Company common stock. The Special Committee’s legal and accounting advisors identified, preserved, collected and reviewed over 17,000 documents and conducted 14 interviews of current and former employees and members of the Board of Directors.

Summary of the Findings

Based on the evidence reviewed by its legal and accounting advisors, the Special Committee came to the following principal findings regarding the Company’s historical stock option practices:

•	Between 1985 and 2006, the Company’s stock plan administrative deficiencies led to a number of misdated option grants and errors in the selection of exercise prices for certain grants.

•

In 1997, the issuance of 81,500 options pursuant to the Company’s 1987 Stock Option Plan was approved on a date after which the plan had expired and resolutions approving these grants were inserted into the minutes of a Board meeting that occurred prior to the expiration of the plan.

•

In 1998 the Compensation Committee of the Board approved the cashless exercise by Mr. Botts of a stock option to purchase 15,000 shares of O. I. common stock on a date following the expiration of that stock option, resulting in a benefit to Mr. Botts not permissible under the Company’s stock option plan. The approval was reflected in resolutions approved for inclusion in minutes of a meeting that occurred prior to the expiration of the option.

•

From 2003 to 2006, errors were made in the determination of exercise prices relating to automatic option grants made to Board members at the Company’s Annual Meeting of Shareholders. Pursuant to the Company’s 2003 option plan, at each annual meeting the Company’s non-employee directors receive a grant to purchase 2,000 shares of the Company’s common stock. The exercise price for these grants should have been based on the closing price on the last trading day prior to the annual meeting but were instead mistakenly based on the closing price on the day of the annual meeting. In 2004 and 2006, this resulted in a benefit to these Board members of a reduced exercise price of $0.191 per share in 2004 and $1.35 per share in 2006. In 2003 and 2005, the exercise price of the stock option exceeded the closing price of the Company’s common stock on the last trading day prior to the annual meeting and therefore there was no benefit to these Board members.

•

The limited controls and the lack of definitive processes for stock option granting and approval allowed for abuse, including on three separate occasions the apparent use of hindsight in the establishment of more favorable grant dates and exercise prices for options.

•

Non-cash stock-based compensation expense associated with discrepancies found in the measurement dates and the determination of exercise prices for certain stock options granted between 1985 and 2006 was approximately $371,000.

In addition, the Special Committee came to the following principal findings regarding the exercise of stock options by William W. Botts and Jane Smith:

As permitted by the Company’s stock option plans, Mr. Botts tendered shares of the Company’s common stock held by him to pay the exercise price of stock options held by him on six occasions from December 1997 to November 2001. As required by the option plan under which these grants were made, Mr. Botts obtained the approval of the Board or Compensation Committee to conduct such exercises. In some cases this approval was obtained after the option exercise and in some cases this approval was obtained before such exercise. However, such exercises were apparently approved without Mr. Botts making full disclosure to the Board or Compensation Committee that, for each such exercise, he used the high sale price of the day on which he represented that he exercised his stock options to value the shares of common stock he tendered to pay the exercise price for his stock options. In addition, on five of these six occasions, the market price of the Company’s common stock on the date Mr. Botts represented that he exercised his stock options using shares of common stock to pay the exercise price corresponded with the high trading price for the Company’s common stock during the period around the date Mr. Botts represented that he exercised these options. In some cases the price used by Mr. Botts was the high price for several weeks surrounding the exercise and in one case the price was the high trading price for the year in which the option was exercised. On five of these occasions, the investigation uncovered no evidence of backdating in the selection by Mr. Botts of his exercise dates. However, on one occasion, the Special Committee found evidence of the use of hindsight in selecting the exercise price which resulted in Mr. Botts retaining up to 7,004 additional shares of common stock than he would have retained had he used the closing price of the Company’s common stock on the date the investigation indicated was the most likely date that Mr. Botts actually exercised this option. The Special Committee also found that Jane Smith, the Company’s former Corporate Secretary, assisted Mr. Botts in processing and documenting these stock option exercises. In addition, Ms. Smith also exercised stock options held by her on some of the same dates as Mr. Botts, including the date on which the Special Committee found evidence of backdating.

Restatement of Financial Statements

The Company has determined that it will restate its financial statements by reducing retained earnings and increasing additional paid in capital by approximately $371, 000, reflecting the additional compensation expense for prior years. These restated financial statements will be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 that the Company expects to file on or about April 2, 2007.

Resignation of President and Chief Executive Officer and Former Corporate Secretary

In light of the findings of the Special Committee, William Botts resigned his positions as President, Chief Executive Officer and as a director of the Company and Jane Smith, the former Corporate Secretary of the Company, resigned her employment with the Company. Please see the disclosure in Item 5.02 above for additional information regarding Mr. Botts’ resignation.

Expense of the Investigation

The total cost of the investigation is estimated to be approximately $1.25 million, consisting primarily of legal and consulting expenses, all of which the Company expects will be reflected in its first quarter 2007 financial results.

Remedial Actions and Recommendations

Based on the results of its investigation, the Special Committee has recommended a number of remedial actions. The Company is currently reviewing these recommendations and developing and implementing a remediation plan associated with historical option grants and the grant of future equity-based awards. In addition, the Company will deliver a full presentation regarding the results of the Special Committee’s investigation to the staff of the Division of Enforcement of the Securities and Exchange Commission and will continue to cooperate fully in the event of any further inquiry.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

10.1	Separation Agreement and Release dated March 21, 2007 by and between the Registrant and William W. Botts

99.1	Press Release of O. I. Corporation dated March 23, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

O. I. CORPORATION

Date:	March 23, 2007

By:	/s/ Raymond E. Cabillot
Raymond E. Cabillot,
Chairman of the Board

EXHIBIT INDEX

Exhibit No.	Description
10.1	Separation Agreement and Release dated March 21, 2007 by and between the Registrant and William W. Botts

99.1	Press Release of O. I. Corporation dated March 23, 2007.